    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 2004


                                                     REGISTRATION NO. 333-109565
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       GOVERNMENT PROPERTIES TRUST, INC.
        (Exact name of registrant as specified in governing instruments)

                        10250 REGENCY CIRCLE, SUITE 100
                             OMAHA, NEBRASKA 68114
                                 (402) 391-0010
               (Address, including zip code, and telephone number
       including area code, of registrant's principal executive offices)
                             ---------------------
                               THOMAS D. PESCHIO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       GOVERNMENT PROPERTIES TRUST, INC.
                        10250 REGENCY CIRCLE, SUITE 100
                             OMAHA, NEBRASKA 68114
                                 (402) 391-0010
   (Name, address, including zip, and telephone number, including area code, of agent for service)
                             ---------------------

                                               COPIES TO:

         DAVID E. GARDELS                  JOHN D. ELLSWORTH                   WAYNE D. BOBERG
         JAMES C. CREIGH                  MICHAEL C. PALLESEN                  BRENDAN P. HEAD
BLACKWELL SANDERS PEPER MARTIN LLP     LIEBEN, WHITTED, HOUGHTON,            WINSTON & STRAWN LLP
  1620 DODGE STREET, SUITE 2100               SLOWIACZEK &                   35 WEST WACKER DRIVE
      OMAHA, NEBRASKA 68102              CAVANAGH, P.C., L.L.O.            CHICAGO, ILLINOIS 60601
          (402) 964-5000              2027 DODGE STREET, SUITE 100              (312) 558-5600
                                         OMAHA, NEBRASKA 68102
                                             (402) 344-4000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Amendment No. 4 is being filed solely for the purpose of filing additional exhibits.



                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee........................................  $13,025
NYSE Listing Fee............................................        *
Printing and Engraving Expenses.............................        *
Legal Fees and Expenses (other than Blue Sky)...............        *
Reimbursement of Underwriter Expenses.......................        *
Accounting and Fees and Expenses............................        *
Blue Sky Fees and Expenses..................................        *
Miscellaneous...............................................        *
                                                              -------
  Total.....................................................  $     *
                                                              =======

---------------

* To be filed by amendment.

     We will pay all of the costs identified above.

ITEM 32. SALES TO SPECIAL PARTIES

     None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     Genesis Financial Group, Inc. purchased 20,346 shares of our common stock (10,346 shares on August 30, 2002 and 10,000 shares on January 23, 2001) at $10 per share, for an aggregate purchase price of approximately $203,460. These shares were offered and sold in reliance on Section 4(2) of the Securities Act because the offers and sales were made to a single sophisticated, accredited investor and did not involve any general solicitation or advertising. No underwriters or placement agents were engaged in connection with these transactions.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Maryland General Corporation Law (the "MGCL") requires a corporation (unless its charter provides otherwise, which our company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that:

     - an act or omission of the director or officer was material to the matter giving rise to the proceeding and

      - was committed in bad faith; or

      - was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contender a or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

     In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

     - a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

     - a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     Our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify any director or former director and to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a director or former director, if such person is or is threatened to be made a party to a proceeding by reason of his or her position as a director. In addition, our bylaws permit us, to the fullest extent permitted by Maryland law, to similarly provide indemnification and reimbursement of reasonable expenses to:

     - any present or former officer, employee or agent who is made a party to the proceeding by reason of his or her service in that capacity; or

     - any person who serves or has served at our request as a director, officer, employee or agent of another corporation or entity.

     Our bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

     We intend to enter into indemnification agreements with our directors and executive officers which will require, among other things, that we indemnify our directors to the fullest extent permitted by Maryland law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreement. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to the registrant's directors and executive officers and such other persons that indemnification will be available.

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

     We intend to carry liability insurance for the benefit of our directors and executive. This insurance will generally cover claims made against our directors and officers based on their actions and omissions in connection with the carrying out of our business affairs, including claims based on state or federal securities laws.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     None

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements.  See Index to Financial Statements

     (b) Exhibits. The following exhibits are filed as part of this registration statement on Form S-11:

                                 EXHIBIT INDEX


EXHIBIT                          DESCRIPTION OF DOCUMENT
-------                          -----------------------
    1.1*       Underwriting Agreement
    3.1**      Charter
    3.2**      Bylaws
    4.1**      Form of Common Stock Certificate
    5.1**      Opinion of Miles & Stockbridge P.C. with respect to legality of the shares being registered
    8.1**      Opinion of with Blackwell Sanders Peper Martin LLP with
               respect to tax matters
   10.1**      2003 Equity Incentive Plan
   10.2*       Form of Indemnification Agreement
   10.3**      Chief Executive Officer Employment Agreement
   10.4**      Amended and Restated Omnibus Services Agreement, dated June
               2, 2003, with Genesis Financial Group, Inc.
   10.5**      Property Acquisition Services Agreement, dated September 30,
               2003, with Genesis Financial Group, Inc.
   10.6        Commitment letter with respect to $50 million revolving
               credit facility
   10.7        Letter of Intent -- College Park, Maryland property
   10.8        Purchase and Sale Agreement -- Parkersburg, West Virginia
               property
   10.9        Letter of Intent -- Baton Rouge, Louisiana property
   10.10       Letter of Intent -- Pittsburgh, Pennsylvania property
   10.11       Purchase and Sale Agreement -- Mineral Wells, West Virginia
               property
   10.12       Purchase and Sale Agreement -- Harlingen, Texas INS
               properties
   10.13       Purchaser and Sale Agreement -- Harlingen, Texas USBP
               property
   10.14*      Mortgage Banking Services Agreement
   16.1**      Letter regarding change in certifying accountant
   16.2**      Letter regarding change in certifying accountant
   23.1**      Consent of Miles & Stockbridge, P.C. (included in Exhibit
               5.1)
   23.2**      Consent of Blackwell Sanders Peper Martin LLP (included in
               Exhibit 8.1)
   23.3**      Consent of Ernst & Young LLP
   23.4**      Consent of Zwick & Steinberger, P.L.L.C.
   24.1**      Power of Attorney (included in the signature page to the
               Registration Statement)
   24.2**      Power of Attorney of Philip S. Cottone


---------------

 * To be filed by amendment

** Previously filed

ITEM 37. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                       SIGNATURES AND POWERS OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment number 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska, on January 12, 2004.


                                          GOVERNMENT PROPERTIES, TRUST, INC.

                                          By:     /s/ THOMAS D. PESCHIO
                                            ------------------------------------
                                                     Thomas D. Peschio
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment number 4 has been signed below by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----

        /s/ THOMAS D. PESCHIO               President, Chief Executive       January 12, 2004
--------------------------------------         Officer and Director
          Thomas D. Peschio


                  *                         Chief Financial Officer and      January 12, 2004
--------------------------------------               Treasurer
            Nancy D. Olson


                  *                          Chairman of the Board of        January 12, 2004
--------------------------------------               Directors
          Jerry D. Bringard


                  *                                  Director                January 12, 2004
--------------------------------------
            Robert M. Ames


                  *                                  Director                January 12, 2004
--------------------------------------
          Philip S. Cottone


                  *                                  Director                January 12, 2004
--------------------------------------
            Robert A. Peck


                  *                                  Director                January 12, 2004
--------------------------------------
        Richard H. Schwachter


 *By:       /s/ THOMAS D. PESCHIO
        ------------------------------
              Thomas D. Peschio
               Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT                        DESCRIPTION OF DOCUMENT
  -------                        -----------------------
      1.1*     Underwriting Agreement
      3.1**    Charter
      3.2**    Bylaws
      4.1**    Form of Common Stock Certificate
      5.1**    Opinion of Miles & Stockbridge P.C. with respect to legality of the shares being registered
      8.1**    Opinion of with Blackwell Sanders Peper Martin LLP with
               respect to tax matters
     10.1**    2003 Equity Incentive Plan
     10.2*     Form of Indemnification Agreement
     10.3**    Chief Executive Officer Employment Agreement
     10.4**    Amended and Restated Omnibus Services Agreement, dated June
               2, 2003, with Genesis Financial Group, Inc.
     10.5**    Property Acquisition Services Agreement, dated September 30,
               2003, with Genesis Financial Group, Inc.
     10.6      Commitment letter with respect to $50 million revolving
               credit facility
     10.7      Letter of Intent -- College Park, Maryland property
     10.8      Purchase and Sale Agreement -- Parkersburg, West Virginia
               property
     10.9      Letter of Intent -- Baton Rouge, Louisiana property
     10.10     Letter of Intent -- Pittsburgh, Pennsylvania property
     10.11     Purchase and Sale Agreement -- Mineral Wells, West Virginia
               property
     10.12     Purchase and Sale Agreement -- Harlingen, Texas INS
               properties
     10.13     Purchaser and Sale Agreement -- Harlingen, Texas USBP
               property
     10.14*    Mortgage Banking Services Agreement
     16.1**    Letter regarding change in certifying accountant
     16.2**    Letter regarding change in certifying accountant
     23.1**    Consent of Miles & Stockbridge P.C. (included in Exhibit
               5.1)
     23.2**    Consent of Blackwell Sanders Peper Martin LLP (included in
               Exhibit 8.1)
     23.3**    Consent of Ernst & Young LLP
     23.4**    Consent of Zwick & Steinberger, P.L.L.C.
     24.1**    Power of Attorney (included in the signature page to the
               Registration Statement)
     24.2**    Power of Attorney of Philip S. Cottone


---------------

 * To be filed by amendment

** Previously filed